EXHIBIT 10.9 DESCRIPTION OF BONUS PLAN

DESCRIPTION OF HORIZON BANCORP
EXECUTIVE OFFICER BONUS PLAN

     The Compensation Committee (the “Committee”) of the Board of Directors of Horizon Bancorp (the “Company”) adopted an Executive Officer Bonus Plan (the “Plan”) in 2003 after consultations with a nationally recognized executive compensation consulting firm. The Plan permits executive officers to earn as a bonus a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Participants in the Plan are not eligible to participate in the Company’s annual discretionary bonus plan (but do receive the annual holiday bonus, which was $250 for 2004). To receive a bonus under the Plan, the executive officer must be employed by the Company or one of its subsidiaries on the date the annual bonus payment is made and must not be subject to a performance warning or suspension. The Committee and/or the Company’s Chief Executive Officer may adjust and amend the Plan at any time in their sole discretion. All Executive Officers’ Bonuses are subject to final approval by the Committee.

     At the beginning of each year, the Committee establishes the minimum earnings target the Company must achieve before any bonuses will be paid out under the Plan for that year. The Committee also approves a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specifies the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

     For 2005, an executive officer may earn a bonus under the Plan of up to 48% of his base salary. Each of the executive officers has as a performance goal the achievement of a specified level of corporate net income for the year, with the weighting of such goal for 2005 being 40% for the Chief Executive Officer of the Company; 20% for the President and Chief Operating Officer of Horizon Bank, N.A., the Company’s bank subsidiary (the “Bank”); 20% for the Chief Executive Officer of the Bank’s trust and investment subsidiary; and 10% for the Chief Financial Officer of the Company. The matrix for each of the executive officers also specifies from three to five other performance measures, each of which is dependent upon the executive officer’s areas of responsibilities and varies from year to year to reflect changes in the primary responsibilities of the office that the executive officer holds.

     The amounts of the bonuses paid each year under the Plan are reported in the “Bonus” column of the Summary Compensation Table included in the Company’s Proxy Statement. The Plan bonuses for 2004 were paid in January 2005 and the executive officers who participated in the Plan received the following bonuses, as reported in the Proxy Statement for the 2005 Annual Meeting of Shareholders: Craig M. Dwight, President and Chief Executive Officer of the Company: $65,000; Lawrence J. Mazur, President and Chief Executive Officer of Horizon Trust & Investment Management, N.A.: $72,066; James H. Foglesong, Chief Financial Officer of the Company: $24,000; and Thomas H. Edwards, Executive Vice President of the Company and President and Chief Operating Officer of the Bank: $32,000.

108